QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements (Form S-3, No. 333-03205, Form S-3, No. 333-13363, Form S-3, No. 333-64616, Form S-3, No. 333-65412, Form S-3, No. 333-88606, Form S-8, No. 333-35853, Form S-8, No. 333-81863, and Form S-8, No. 333-81865) of The Mills Corporation and in the related Prospectuses of our report dated May 30, 2003, with respect to the Statement of Certain Revenues and Certain Operating Expenses for the year ended December 31, 2002 of the Del Amo Properties, included in this current report on Form 8-K/A dated June 30, 2003 of The Mills Corporation.

                      /s/ Ernst & Young LLP

McLean, Virginia
August 11, 2003

QuickLinks

CONSENT OF INDEPENDENT AUDITORS